ADMIRALTY BANK [LETTERHEAD]


                                                                   PRESS RELEASE


FOR RELEASE: IMMEDIATELY

CONTACT:     WARD KELLOGG                             (561) 624-4100
             ROSEMARY LABADIE                         (561) 624-4100
             LEONARDO G. ZANGANI, Investor Relations  (908) 788-9660
             JEANNE FERRARI, Investor Relations       (908) 788-9660


                ADMIRALTY BANCORP, INC. ANNOUNCES THIRD QUARTER RESULTS

     PALM BEACH GARDENS, FLORIDA, NOVEMBER 4, 1998 . . . ADMIRALTY BANCORP, INC. (NASDAQ NM: AAABB) announced today that for the quarter ended September 30, 1998, the Company incurred a loss of $91,000, or $0.08 per share, and that for the period January 22, 1998, the date when current management obtained control of the Company through September 30, 1998, the Company had net income of $19,000, or $0.02 per share. On a pro forma basis for the nine months ended September 30, 1998, giving affect to the first 21 days of operations in January, 1998, prior to the change in control, the Company reported net earnings of $66,000.

     Mr. Bruce A. Mahon, Chairman of the Board of Admiralty Bancorp, stated:
"Our third quarter results reflect the implementation of our business plan and our investments in our franchise. During this quarter, we completed our new management team with the retention of Ward Kellogg and his team of community bankers, prepared for the opening of our new Boca Raton branch and the relocation of our Jupiter, Florida office, and substantially increased our lending activity. In light of our loan growth, we also increased our provision for loan losses, despite a reduction in our non-performing assets. The results of our investments can been seen in the increase of our total assets, from $50.5 million to $65.0 million, deposits from $40.8 million to $45.0 million, and net loans from $23.7 million to $32.9 million, respectively, from June 30, 1998 to September 30, 1998.

     For the three and nine month periods ending September 30, 1998, Admiralty recognized interest income of $1.0 million and $2.7 million, respectively. On a pro forma basis, giving effect to operations prior to the change in control, Admiralty's interest income was $2.9 million. This level of income reflects the increase in the Company's loan portfolio, as the Company has focused on deploying its capital into higher yielding loans. At September 30, 1998 net loans represented 73.3% of deposits, as compared to 58.2% at June 30, 1998.

     Admiralty's non-interest expense for the nine month period totaled $2.3 million, compared to non-interest expense of $1.8 million for the nine months ended September 30, 1997. The increase in non-interest expense in the nine months represents increased compensation and employee benefit expense attributable to hiring of new management team, an increase in occupancy expense as the Company prepared to open its new Boca Raton office and relocate its Jupiter office, and goodwill amortization of $102,000 related to the January change in control of the Company.

                                     -more-


                4400 PGA Boulevard, Palm Beach Gardens, FL 33410
                   Tel: (561) 624-4100    Fax: (561) 627-9510
                                Member: F.D.I.C.


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ADMIRALTY BANCORP                                               NOVEMBER 4, 1998
PRESS RELEASE                                                             PAGE 2


     For the quarter and the nine months ended September 30, 1998, the Company recognized expense for provision for loan losses of $65,000 and $120,000, respectively, bringing the allowance for loan losses to $444,000 at September 30, 1998. During the quarter ended September 30, 1998, the Company's non-performing assets declined to $666,000 from $731,000 at June 30, 1998. The Company's ratio of non-accrual loans to total loans declined to 1.92% at September 30, 1998 from 2.93% at June 30, 1998, and the Company's allowance for possible loan losses as a percentage of non-performing assets increased to 66.67% at September 30, 1998 from 58.96% at June 30, 1998.

     Ward Kellogg, President and Chief Executive Officer of the Bank, stated, "I am pleased with our progress and our potential. With the successful completion of our initial public offering on September 30, 1998, the Company has received $10.2 million in additional capital, net of offering expenses. We believe that our business strategy of local decision makers and responsive banking will enable us to gain market share and continue to deploy capital in new loan originations."

     ADMIRALTY BANCORP, INC. is a holding company for Admiralty Bank, a Florida state chartered commercial bank and member of the Federal Reserve System. Admiralty Bank is a full service commercial bank, providing a wide range of business and consumer financial services through its main office in Palm Beach Gardens, Florida and its three branch offices located in Juno Beach, Jupiter and Boca Raton, Florida.

     "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995:

            Certain of these statements contained in this release which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements; including the uncertainties inherent in the process of auditing and making end-of-year adjustments to a corporation's financial statements.

            L.G. Zangani, LLC provides financial public relations service to the Company. As such, L.G. Zangani, LLC and/or its officers, agents and employees, receives remuneration for public relations and or other services in the form of moneys, capital stock in the Company, warrants or options to purchase capital in the Company.


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